Exhibit 99.2

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS BEGINS PHASE 1 TRIAL OF ANTI-THROMBIN DRUG

MPC-0920

- Investigational New Drug (IND) Application Approved by FDA for Human Trials -

Salt Lake City, May 2, 2006 — Myriad Genetics, Inc. (Nasdaq: MYGN) has initiated a Phase 1 human clinical trial of MPC-0920, an orally available, direct thrombin inhibitor. The trial will enroll healthy volunteers in a single, escalating dose format. The Phase 1 is designed to determine the safety, dose range and pharmacokinetics of the drug candidate. The market to treat thrombosis is large, totaling over $6.5 billion in the United States last year, and there is an urgent need for improved drugs, particularly those that can be taken orally.

MPC-0920 is designed to address these pressing medical needs for rapid and predictable anticoagulant action, an improved therapeutic window, predictable patient response and increased efficacy. The Phase 1 trial will be administered in a single ascending dose format, in which there are eight volunteers per cohort, six of whom are given the drug and two are given placebo. The dose escalation will continue until a blood clotting time that is several times higher than normal and sufficient to ensure clinical utility in thrombotic conditions is reached. The primary objective is to examine the safety of MPC-0920 and a secondary objective will be to study the biological activity of MPC-0920. Because MPC-0920 demonstrated an effect on blood clotting time in animal studies, even at very low dose, we expect the Phase 1 trial to show it to have an effect at low dose in humans as well. This may allow us to determine a biological effect in the volunteers, which is unlike the situation in most Phase 1 studies.

MPC-0920 has been the subject of 27 preclinical studies to date, comprising safety, toxicity, pharmacokinetics and formulation. MPC-0920 is covered by four issued patents, two U.S. and two foreign.

“We are excited to study MPC-0920 in the clinic due to appealing preclinical data that indicate significant benefits are possible compared to currently used drugs in thrombosis,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “Thrombosis is a large problem and we believe MPC-0920, if approved, has the potential to make a significant impact for patients.”

Thrombosis, the formation of a clot within a blood vessel, is one of the most common causes of death in the Western World. Approximately two million individuals in the United States die each year from an arterial or venous thrombosis or its consequences. In addition, thrombosis results in significant morbidity, particularly in the elderly. The most common form of thrombosis is deep-vein thrombosis (DVT) in the leg. This type of clot can break apart, travel up the leg and through the heart, lodging in the lungs and causing blockage of an artery. Known as pulmonary embolism, this condition causes lung tissue death and is an often-fatal complication of DVT. Major indications for MPC-0920 in anti-thrombosis include DVT, atrial fibrillation, artificial heart valves and in major open surgery such as hip replacement, which is increasingly common in older patients.

The drugs currently used to treat this condition are the anticoagulants heparin and warfarin (tradename Coumadin®). These drugs are widely used. One-third of hospitalized patients in the United States, approximately 12 million in total, receive heparin. However, both drugs have major drawbacks. Heparin requires intravenous administration and blood-level monitoring. Heparin-induced thrombocytopenia — low platelet count — is the most common serious drug reaction in hospitals. Warfarin is the only orally-available anti-thrombotic currently approved for use in the U.S. The use of warfarin is complicated by the fact that it has serious interactions with many commonly used drugs, causing unwanted side effects. It also interacts with compounds found in food. Warfarin can be highly toxic and has a very narrow therapeutic window. Because of the risk of serious side effects, patients are typically monitored twice weekly when they are first put on warfarin. Accordingly, there is a large and urgent unmet medical need for new therapies.

Myriad is developing a suite of drugs that are designed to address large markets with unmet medical needs. Many of these drugs are designed to treat diseases that are expected to increase as the U.S. population ages over the next generation. They include Flurizan™ for Alzheimer’s disease, MPC-6827 for prostate cancer, Azixa™ for brain cancer and MPC-0920 for thrombosis.

Myriad, Flurizan and Azixa are trademarks of Myriad Genetics, Inc. Other marks are the property of their respective owners.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include: the urgent need for improved drugs to treat thrombosis; our expectation that the Phase 1 trial will show MPC-0920 to have an effect at low dose in humans;

the potential for the Phase 1 trial of MPC-0920 to show a biological effect in volunteers; the potential for MPC-0920 to have significant benefits over existing drugs for the treatment of thrombosis; the potential for MPC-0920 to make a significant impact for patients; the possible major indications for MPC-0920; and the potential improvements of MPC-0920 over existing therapies. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s current Report on Form 8-K filed October 28, 2005. All information in this press release is as of May 2, 2006 and Myriad undertakes no duty to update this information unless required by law.